EXHIBIT 99.1

Tekmira to Present HBV Pre-Clinical Data at Meeting of the Oligonucleotide Therapeutics Society

VANCOUVER, British Columbia, Oct. 9, 2014 (GLOBE NEWSWIRE) -- Tekmira Pharmaceuticals Corporation (Nasdaq:TKMR) (TSX:TKM), a leading developer of RNA interference (RNAi) therapeutics, today announced that Dr. Ian MacLachlan, Tekmira's Executive Vice President and Chief Technical Officer, will present preclinical data for TKM-HBV, the Company's product candidate targeting hepatitis B virus, at the 10th Annual Meeting of the Oligonucleotide Therapeutics Society. The presentation will take place on Wednesday, October 15, 2014 at 12 pm (PT) / 3 pm (ET) in San Diego at The Hilton San Diego Resort and Spa.

Presentation Information

On October 15, the Company will be issuing a press release highlighting key components of the presentation. The presentation will also be available after the podium event on Tekmira's website in the events section at www.tekmira.com.

About Tekmira

Tekmira Pharmaceuticals Corporation is a biopharmaceutical company focused on advancing novel RNAi therapeutics and providing its leading lipid nanoparticle (LNP) delivery technology to pharmaceutical partners. Tekmira has been working in the field of nucleic acid delivery for over a decade and has broad intellectual property covering LNPs. Further information about Tekmira can be found at www.tekmira.com. Tekmira is based in Vancouver, B.C. Canada.

CONTACT: Investors
         Julie P. Rezler
         Director, Investor Relations
         Phone: 604-419-3200
         Email: jrezler@tekmira.com

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